Exhibit 99.2
News Release
Vanda Pharmaceuticals to Present Data on Fanapt™ and tasimelteon at the 162nd
American Psychiatric Association Annual Meeting
ROCKVILLE, MD., May 14/PRNewswire-FirstCall/ — Vanda Pharmaceuticals Inc. (Nasdaq: VNDA) announced today that it will present posters on its newly approved atypical antipsychotic, Fanapt™ (iloperidone), at the 162nd American Psychiatric Association (APA) annual meeting in San Francisco, California. Fanapt™ is indicated for the acute treatment of schizophrenia in adults. Vanda will also present two posters on tasimelteon at APA. Tasimelteon is an investigational compound in development for the treatment of circadian rhythm sleep disorders, including transient insomnia caused by jet lag.
The following two posters discussing data from Fanapt™ clinical trials will be presented at scientific poster sessions on Monday, May 18 from 9:00 am to 10:30 am.
NR1-033 Efficacy of Iloperidone is Comparable to Risperidone in Analyses of a Placebo- and Risperidone-Controlled Clinical Trial for Schizophrenia.
NR1-026 The Comparative Efficacy of Iloperidone and Haloperidol Across Four Short-Term Controlled Trials.
The following four posters discussing genetic and genomic studies in schizophrenia will be presented at scientific poster sessions on Monday, May 18 from 9:00 am to 10:30 am (NR1-095, NR1-058, NR1-092) and on Wednesday, May 20 from 3:00 pm to 5:00 pm (NR7-009).
NR1-095 Effect of 6 genetic markers associated with iloperidone efficacy on long term clinical outcome of patients who switch to iloperidone.
NR1-058 Effect of polymorphisms in the dopamine receptor 2 gene on iloperidone efficacy for the treatment of patients with schizophrenia.
NR7-009 Common effect of antipsychotics on biosynthesis and regulation of fatty acids and cholesterol supports a role of lipid homeostasis in schizophrenia.
NR1-092 Selective estrogen receptor modulators share the antipsychotic gene expression profile, suggesting their potential in the treatment of schizophrenia.
The following two posters discussing data from tasimelteon studies will be presented at scientific poster sessions on Wednesday, May 20 from 3:00 pm to 5:00 pm.
NR7-098 Effect of a Period 3 (PER3) Polymorphism on Sleep Architecture in Phase Advanced Transient Insomnia.
NR7-100 Effect of Melatonin Agonist Tasimelteon on Sleep Parameters and Architecture in a Phase Advance Model of Transient Insomnia.

About Vanda
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
About Fanapt™
Fanapt™ is an atypical antipsychotic agent indicated for the acute treatment of schizophrenia in adults. In choosing among treatments, prescribers should consider the ability of Fanapt™ to prolong the QT interval and the use of other drugs first. Prescribers should also consider the need to titrate Fanapt™ slowly to avoid orthostatic hypotension, which may lead to delayed effectiveness compared to some other drugs that do not require similar titration.
IMPORTANT WARNINGS and PRECAUTIONS: increased mortality in elderly patients with dementia-related psychosis; QT prolongation; neuroleptic malignant syndrome; tardive dyskinesia; hyperglycemia and diabetes mellitus; weight gain; seizures; orthostatic hypotension and syncope; leukopenia, neutropenia and agranulocytosis; hyperprolactinemia; body temperature regulation; dysphagia; suicide; priapism; potential for cognitive and motor impairment.
COMMONLY OBSERVED ADVERSE REACTIONS of FANAPTTM (>=5% and 2x placebo): dizziness, dry mouth, fatigue, nasal congestion, orthostatic hypotension, somnolence, tachycardia, and weight increased.
For more information on Fanapt™, please visit the detail station with the full US Prescribing Information, including Boxed Warnings and Important Safety Information, or visit our Web site at www.fanapt.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda Pharmaceuticals Inc. is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda’s products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund its commercial and research and development activities; Vanda’s failure to identify or obtain rights to new products; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 (File No. 001-34186). In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Contact:
Stephanie R. Irish
+1-240-599-4500
stephanie.irish@vandapharma.com
Media Contact:
Cristina Murphy
+1-240-599-4500
cristina.murphy@vandapharma.com
Brad Miles
BMC Communications Group, LLC
+1-212-477-9007
brad@bmccommunications.com